Exhibit T3A.6
CERTIFICATE OF INCORPORATION
OF
MOMENT LICENSE INC.

The undersigned person, acting as sole incorporator of the Corporation pursuant to the General Corporation Law of the State of Delaware, does hereby make this Certificate of Incorporation for such Corporation, declaring and certifying that this is his act and deed and that the facts herein stated are true:

FIRST: The name of the Corporation is Motient License Inc. (hereinafter, the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The sole purpose of the Corporation is to hold licenses issued by the Federal Communications Commission and to conduct any lawful act or activity incidental to its ownership of such licenses.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares, consisting of 1,000 shares of common stock, par value $0.01 per share.

FIFTH: The name and mailing address of the incorporator is:

Robert S. Icsezen
600 Travis, Suite 4200
Houston, TX 77002

THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, does hereby make, file and record this Certificate of Incorporation, and does hereby certify that the facts herein stated are true. Accordingly, I have hereunto set my hand this 8th day of March, 2004.

/s/ Robert S. Icsezen
Robert S. Icsezen
Sole Incorporator